Exhibit 99.1

Date: December 9, 2021

News Release – Investor Update

Parks! America, Inc. Reports Q4 and Full Year Fiscal 2021 Results

●	Fiscal 2021 generated record reported sales of $11.86 million and net income of $2.80 million
●	Comparable, pro forma 53-week attendance based sales increase $1.36 million, or 13.3%
●	Comparable, 13-week attendance based sales for Q4 decline $1.13 million, or 26.2%

PINE MOUNTAIN, Georgia, December 9, 2021 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its fourth fiscal quarter and fiscal year ended October 3, 2021.

Fourth Quarter Fiscal 2021 Highlights

The fiscal quarters ended October 3, 2021 and September 27, 2020 each comprised 13 weeks. However, given the forward shift in our 2021 fiscal year calendar, in addition to reported sales comparisons, we will provide 13-week comparable sales.

Reported total net sales for the fiscal quarter ended October 3, 2021 were $3.29 million, a decrease of $1.26 million, compared to $4.55 million for the fiscal quarter ended September 27, 2020. Reported attendance based net sales were $3.20 million, a decrease of $1.32 million or 29.2%, while animal sales increased by $55,336. On a comparable 13-week basis, attendance based net sales decreased by $1.13 million or 26.2%.

The Company reported net income of $765,730, or $0.01 per basic share and fully diluted share, for its fiscal quarter ended October 3, 2021, compared to net income of $1.78 million, or $0.02 per basic share and fully diluted share, for its fiscal quarter ended September 27, 2020, resulting in a decrease of $1.01 million. The decrease in the Company’s fourth fiscal quarter net income is primarily attributable to lower attendance based net sales, and higher compensation and general operating expenses, partially offset by higher animal sales and other income, as well as lower interest expense and income taxes.

Full Year Fiscal 2021 Highlights

Reported total net sales for the year ended October 3, 2021 were a record $11.86 million, an increase of $2.36 million, compared to $9.51 million for the year ended September 27, 2020. Reported attendance based net sales were $11.66 million, an increase of $2.21 million or 23.5%, and animal sales increased by $140,555.

The Company’s 2021 fiscal year was comprised of 53-weeks, compared to its 2020 fiscal year which was comprised of 52-weeks. On a pro forma comparable 53-weeks ended October 3, 2021 basis, assuming our Texas Park was acquired at the beginning of our 2020 fiscal year, our attendance based net sales increased by $1.36 million or 13.3%.

The Company reported net income of $2.80 million, or $0.04 per basic share and fully diluted share, for the fiscal year ended October 3, 2021, compared to reported net income of $2.77 million or $0.04 per basic share and per fully diluted share, for the fiscal year ended September 27, 2020, resulting in a net increase of $31,077.

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Our 2021 fiscal year included a gain on extinguishment of debt totaling $189,988. Our 2020 fiscal year included an insurance recovery of $24,373 associated with 2019 fiscal year tornado damages at our Missouri Park. Excluding the after-tax effect of these items, our 2021 and 2020 fiscal year adjusted net income would have been $2.61 million and $2.75 million, respectively, resulting in a decrease in adjusted net income of $139,658. The decrease in the Company’s adjusted net income for its 2021 fiscal year is primarily attributable to higher cost of sales, and higher compensation, advertising, depreciation, insurance and other operating expenses, as well as higher interest, partially offset by higher attendance based net sales, higher animal sales, and lower professional fees, as well as higher other income and lower income taxes.

Balance Sheet and Liquidity

In June 2021, the Company refinanced its term loan with Synovus Bank (“Synovus”), at an annual interest rate of 3.75% for seven years. The 2021 Term Loan replaced the 2018 borrowing facility with Synovus, resulting in net additional borrowings on the 2021 Term Loan of $930,222. Combined with available cash, the Company used the incremental proceeds from the 2021 Term Loan to paydown $1.0 million of the 2020 Term Loan used to finance our Texas Park acquisition, which has a 5.00% annual interest rate. In aggregate, this refinancing will generate approximately $24,375 in annual interest savings.

The Company had working capital of $5.70 million as of October 3, 2021, compared to $3.86 million as of September 27, 2020. The Company had total debt of $5.66 million as of October 3, 2021, compared to $7.02 million as of September 27, 2020. The Company’s debt-to-equity ratio was 0.39 to 1.0 as of October 3, 2021, compared to 0.60 to 1.0 as of September 27, 2020.

2021 In Review

“Consistent with the outlook we provided in our third quarter fiscal 2021 earnings release, fourth quarter fiscal 2021 comparable 13-week sales declined 26.2%,” commented Dale Van Voorhis, Chairman and CEO. “However, in comparison to the 2019 fiscal year comparable pre-COVID-19 period, our fourth quarter 2021 fiscal year combined attendance based net sales for our Georgia and Missouri Parks increased 41.9%.

“On a pro forma comparable 53-week basis, assuming our Texas Park was acquired at the beginning of our 2020 fiscal year, attendance based sales increased 13.3%, to a record $11.86 million. On a comparable 53-week basis, in comparison to the comparable pre-COVID-19 period for our 2019 fiscal year, our 2021 fiscal year combined attendance based net sales for our Georgia and Missouri Parks increased 53.4%,” commented Dale Van Voorhis, Chairman and CEO. “While the tremendous momentum we experienced from May 2020 through April 2021 has slowed, we believe we have established a strong higher base of awareness and attendance to build on for both our Georgia and Missouri Parks.

“As a reminder, our Texas Park opened in May 2019 and has only been under our ownership since late April 2020. While expected, we were disappointed by the level of sales decline at our Texas Park during the fourth quarter of our 2021 fiscal year. However, we remain optimistic in the growth potential for this facility and will continue to make strategic investments to increase the awareness of our Texas Park and build for its long-term success.

“We finished our 2021 fiscal year with $6.65 million of cash on hand, up $1.15 million. We also ended the year with total debt of $5.66 million, having paid down approximately $1.36 million of debt during our 2021 fiscal year, while investing nearly $1.0 million in capital projects,” stated Mr. Van Voorhis.

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Looking Forward to 2022

“During our 2021 fiscal year, we completed a long-term master plan for our Georgia Park. During our 2022 fiscal year, we will launch the first major capital project within that master plan, an impressive giraffe exhibit. This exhibit will be a showcase for our Georgia Park, allowing our guests to experience an encounter with our giraffes all 363 days we are open each year, regardless of weather conditions or outside temperatures,” noted Mr. Van Voorhis.

“Overall, we anticipate investing nearly $3.0 million of capital across all three of our Parks during our 2022 fiscal year. The success we have experienced over the past six years allowed us to acquire our Texas Park during the challenges of 2020 and has provided us with the available cash to make a significant level of capital investment in our 2022 fiscal year.

“As we enter this new phase of growth, it is an exciting and busy time for the teams at each of our Parks. I commend the teams at each of our Parks for their passion and extraordinary efforts to improve our facilities and provide our guests with an outstanding wild animal safari experience. As always, we encourage our current and future investors to come out and have a memorable experience at any one of our Parks.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended October 3, 2021, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized, and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

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PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Year Ended October 3, 2021 and September 27, 2020

	For the three months ended		For the year ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net sales	$3,204,588	$4,523,529	$11,655,658	$9,440,986
Sale of animals	80,421	25,085	206,833	66,278
Total net sales	3,285,009	4,548,614	11,862,491	9,507,264

Cost of sales	422,943	423,882	1,489,196	962,047
Selling, general and administrative	1,566,479	1,468,350	5,817,986	4,115,323
Depreciation and amortization	180,126	190,306	704,016	576,139
Tornado damage insurance recovery	-	-	-	(24,373)
Loss on disposal of operating assets	49,064	29,121	90,105	29,121
Income from operations	1,066,397	2,436,955	3,761,188	3,849,007

Other income, net	20,999	8,991	65,314	27,788
Gain on extinguishment of debt	-	-	189,988	-
Interest expense	(68,366)	(83,849)	(335,944)	(182,926)
Income before income taxes	1,019,030	2,362,097	3,680,546	3,693,869

Income tax provision	253,300	581,500	882,000	926,400
Net income	$765,730	$1,780,597	$2,798,546	$2,767,469

Income per share - basic and diluted	$0.01	$0.02	$0.04	$0.04

Weighted average shares outstanding (in 000’s) - basic and diluted	75,124	75,021	75,094	74,965

PARKS! AMERICA, INC. AND SUBSIDIARIES

ATTENDANCE BASED NET SALES BY PARK

	Reported
	For the three months ended		For the year ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Georgia	$2,101,127	$2,957,552	$7,947,877	$6,842,137
Missouri	618,125	774,217	1,769,137	1,430,298
Texas	485,336	791,760	1,938,644	1,168,550
Total attendance based sales	$3,204,588	$4,523,529	$11,655,658	$9,440,985

	Comparable Weeks
	13-weeks ended		53-weeks ended
	October 3, 2021	October 4, 2020	October 3, 2021	October 4, 2020
Georgia	$2,101,127	$2,794,582	$7,947,877	$6,974,688
Missouri	618,125	774,217	1,769,137	1,455,417
Texas	485,336	770,712	1,938,644	1,861,678
Total attendance based sales	$3,204,588	$4,339,511	$11,655,658	$10,291,783

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PARKS! AMERICA, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)

For the Year Ended October 3, 2021 and September 27, 2020

	For the year ended
	October 3, 2021	September 27, 2020
Net income	$2,798,546	$2,767,469
Gain on extinguishment of debt	(189,988)	-
Tornado damage and expenses, net	-	(24,373)
Tax impact - tornado damage and expenses	-	5,120
Adjusted net income	$2,608,558	$2,748,216

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income for the year ended October 3, 2021, excludes the gain on extinguishment of debt associated with the forgiveness of Paycheck Protection Program loans. Adjusted net income for the year ended September 27, 2020, excludes an insurance recovery associated with 2019 fiscal year tornado damage.

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of October 3, 2021 and September 27, 2020

	October 3, 2021	September 27, 2020
ASSETS
Cash	$6,654,348	$5,505,716
Accounts receivable	4,469	-
Inventory	314,103	200,891
Prepaid expenses	175,248	148,732
Total current assets	7,148,168	5,855,339

Property and equipment, net	13,806,868	13,654,800
Intangible assets, net	10,966	-
Other assets	15,974	12,144
Total assets	$20,981,976	$19,522,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$221,414	$178,485
Other current liabilities	531,347	599,390
Current portion of long-term debt, net	699,483	1,221,009
Total current liabilities	1,452,244	1,998,884

Long-term debt, net	4,960,180	5,797,392
Total liabilities	6,412,424	7,796,276

Stockholders’ equity
Common stock	75,124	75,021
Capital in excess of par	4,934,212	4,889,316
Treasury stock	(3,250)	(3,250)
Retained earnings	9,563,466	6,764,920
Total stockholders’ equity	14,569,552	11,726,007
Total liabilities and stockholders’ equity	$20,981,976	$19,522,283

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